EXHIBIT 32

SECTION 1350 CERTIFICATIONS

Each of the undersigned hereby certifies that to his knowledge the quarterly report on Form 10-Q for the fiscal period ended June 30, 2014 of The Allstate Corporation filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of The Allstate Corporation.

Date: July 30, 2014

/s/ Thomas J. Wilson
Thomas J. Wilson
Chairman of the Board,
President and Chief Executive Officer

/s/ Steven E. Shebik
Steven E. Shebik
Executive Vice President and Chief Financial Officer

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